QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.4

MASTER LOAN AGREEMENT

between

Metro International S.A., Bertrange, Luxembourg, as Borrower

and

Modern Times Group MTG AB, Stockholm, Sweden, as Lender

Whereas:

The Lender is a significant shareholder of the Borrower.

Now, the Lender and the Borrower anticipate, in connection with the above, entering into one or more loan transactions (each a "Loan"). The parties agree that each Loan will be governed by the terms and conditions set forth in this Master Agreement and in the documents (each a "Drawdown") exchanged between the parties confirming such Loan. Each Drawdown constitutes a supplement to and forms a part of this Master Agreement, so that this Master Agreement and all Drawdowns constitute a single agreement with the parties (collectively referred to as the "Agreement").

A form of Drawdown notice is included in this Master Agreement in Schedule 1. The parties acknowledge that all Loans are made in reliance on the fact that this Master Agreement and all Drawdowns will form a single agreement between the parties. Accordingly, the parties agree as follows:

1.    Drawdowns

a)
Drawdowns are subject to the Lender's sole discretion on a case by case basis;

b)
A Loan is available for drawings of periods of up to three months;

c)
Borrowings are to be made by giving the Lender a notice of Drawdown two days before the proposed date of such borrowing. Such notice shall indicate the currency and amount of the proposed advances, the date of Drawdown and the bank account to which payment is to be made by the Lender.

d)
If the parties mutually agree, any outstanding Loan may be converted into another currency.

e)
The maximum total amount of drawdowns under this agreement is USD 23,500,000.

2.    Interest

a)
The interest will be Libor or the relevant Euro-currency rate for the interest period, as determined by the Lender every first banking day of the current calendar quarter, increased by a margin of 2% per annum.

b)
The interest will be calculated on the exact number of days elapsed and a year of 360 days, or, in the case of GBP and other relevant currencies where the basis is 365 days, 365 days.

c)
The interest will be payable at the end of each interest period.

3.    Repayment

The Borrower shall repay the Loan(s) in full no later than August 15, 2003.

4.    Late Payment

Overdue principal and, to the extent permitted by law, overdue interest and any overdue amount payable, by the Borrower under the Agreement, will bear interest at a rate per annum equal to 5% per annum above the rate offered by the Lender in the currency of and in the amount comparable to the overdue amount. Such interest for late payment will accrue on a daily basis and will be payable on demand.

5.    Net Payments

All payments made by the Borrower hereunder will be made without set-off or any other defence. All such payments will be made free and clear of, without deduction or withholding for, any present or future taxes, levies, duties or other charges or whatever nature now or hereafter imposed by any jurisdiction or by any taxing authority together with all interests, penalties or similar liabilities with respect thereto.

6.    New Circumstances

If as a result of the introduction or a change in any applicable law, rule, regulation (concerning issues such as taxes) or the official interpretation thereof, the conditions of the Lender's participation in the Agreement are significantly altered—as determined by the Lender in its sole discretion—, the Lender, shall promptly inform the Borrower of such an incident. The parties would then negotiate in good faith with a view to finding a solution for continuing the Agreement.

The Borrower irrevocably undertakes to pay to the Lender such additional amount as determined by the Lender to be necessary to compensate the Lender for the additional cost or the reduced income undergone by the Lender as a result thereof. However, in such a case the Borrower will have the right to terminate the Agreement by promptly giving notice thereof.

7.    Events of Default

The obligation of the Lender under the Agreement shall terminate forthwith and any Loan outstanding, together with interest and other costs accrued thereon, shall become immediately due and payable without any notice or legal proceeding being required, if any of the following events occur:

a)
The Borrower does not pay on the due date any amount payable by it under this Agreement and the non-payment continues unremedied for two business days from the date the Lender notifies the Borrower of the non-payment.

b)
If the Borrower does not promptly comply with a material condition specified in this Agreement (other than specified in a above), and (if the failure to comply is in the reasonable opinion of the Lender, capable of remedy within such period), the failure to comply continues unremedied for 21 days from the date of notice by the Lender to the Borrower requiring the same to be remedied.

c)
In the event of stoppage of activities, voluntary liquidation, dissolution, suspension of payments, liquidation of assets or appointment of a (provisional) receiver, and (save where such events occurs at the instigation of or with the consent of the Borrower or its directors, or save where the actions giving rise to such events is not being contested in good faith and by all appropriate means, in either of which cases no such grace period shall apply) such event continues to subsist for more than 30 days.

In all cases the Borrower shall indemnify the Lender for all relevant losses and/or expenses related to the event of default incurred by the Lender as a consequence of the Borrower's default.

8.    Information

The Borrower shall provide the Lender with a copy of its audited annual accounts for the relevant financial year within six months after the end of each financial year and, if published, a copy of each quarterly report.

The Borrower undertakes promptly to inform the Lender of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Agreement.

9.    Evidential Force of Lender's Records

As against the Borrower, an extract from the Lender's records, signed by the Lender, shall serve as prima facie evidence, subject to the contrary produced by the Borrower.

10.    Costs and Expenses

All costs and expenses linked with the execution and enforcement of this Agreement will be entirely borne by the Borrower.

11.    Law and Jurisdiction

This Agreement, as well as all rights and duties arising therefrom, shall be governed by the law of the Kingdom of Sweden. Place and jurisdiction for both parties of this Agreement is Stockholm. The Borrower, however, may also be sued before any other competent court in any country where any of the Borrower's assets are situated.

To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

12.    Assignment

The Borrower may not assign or transfer any of its rights or obligations under this Agreement. The Lender can freely transfer the obligations under this Agreement to any other party who agrees to assume the obligations to the Borrower.

13.    Agreement Period

The Agreement period starts on the signing date below and ends on August 15, 2003, or any earlier date on which all monies owed by the Borrower to the Lender under this Agreement has been paid in full.

14.    Counterparts

This Agreement shall be executed in two originals, one for the Borrower and one for the Lender.

This Master Loan Agreement is signed August 15, 2000.

Metro International S.A.	Modern Times Group MTG AB
/s/ Pelle Törnberg Signed by: Pelle Törnberg	/s/ Pelle Törnberg /s/ Stig Nordin Signed by: Pelle Törnberg/Stig Nordin

QuickLinks

  Exhibit 4.4